       SECOND SUPPLEMENT TO THE OFFER TO PURCHASE DATED NOVEMBER 29, 2000
                            COMPANY HOLDINGS, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF
                              WEYERHAEUSER COMPANY

           HAS INCREASED THE PRICE OF ITS OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE RELATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                          WILLAMETTE INDUSTRIES, INC.
                                       TO
                              $55.50 NET PER SHARE
                                  ------------

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY
        TIME, ON FRIDAY, FEBRUARY 8, 2002, UNLESS THE OFFER IS EXTENDED.
                             ---------------------

THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK OF WILLAMETTE THAT REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING WILLAMETTE SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 8 OF THIS SECOND SUPPLEMENT.

                          ---------------------------

THE BOARD OF DIRECTORS OF WILLAMETTE HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 28, 2002, AMONG WEYERHAEUSER, THE PURCHASER AND WILLAMETTE, WHICH PROVIDES FOR THE ACQUISITION OF WILLAMETTE BY WEYERHAEUSER, APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND SUCH OTHER TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF WILLAMETTE AND ITS SHAREHOLDERS AND RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

                                   IMPORTANT

ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES OF COMMON STOCK OF WILLAMETTE AND THE RELATED PREFERRED STOCK PURCHASE RIGHTS SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH SHAREHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE), OR IN THE CASE OF A TRANSFER EFFECTED PURSUANT TO THE BOOK-ENTRY TRANSFER PROCEDURES SET FORTH IN SECTION 3 OF THE OFFER TO PURCHASE, TRANSMIT AN AGENT'S MESSAGE (AS DEFINED IN THE OFFER TO PURCHASE), AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES AND, IF SEPARATE, THE CERTIFICATE(S) REPRESENTING THE RELATED PREFERRED STOCK PURCHASE RIGHTS TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE) OR DELIVER SUCH SHARES (AND RIGHTS, IF APPLICABLE) PURSUANT TO THE BOOK-ENTRY TRANSFER PROCEDURES SET FORTH IN
SECTION 3 OF THE OFFER TO PURCHASE, OR (2) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. A SHAREHOLDER WHOSE SHARES OF COMMON STOCK OF WILLAMETTE AND, IF APPLICABLE, PREFERRED STOCK PURCHASE RIGHTS, ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH SHAREHOLDER DESIRES TO TENDER SUCH SHARES AND, IF APPLICABLE, PREFERRED STOCK PURCHASE RIGHTS.

IF YOU ARE A PARTICIPANT IN THE WILLAMETTE STOCK PURCHASE PLAN, ONLY THE PLAN TRUSTEE, WELLS FARGO BANK, N.A., CAN TENDER YOUR SHARES OF COMMON STOCK OF WILLAMETTE. YOU MAY DIRECT THE PLAN TRUSTEE TO TENDER YOUR SHARES OF COMMON STOCK OF WILLAMETTE BY COMPLETING, SIGNING AND RETURNING THE INSTRUCTION FORM PROVIDED BY THE PLAN TRUSTEE.

SHAREHOLDERS WHO HAVE ALREADY TENDERED SHARES OF COMMON STOCK OF WILLAMETTE PURSUANT TO THE OFFER AND WHO HAVE NOT WITHDRAWN SUCH SHARES NEED NOT TAKE ANY FURTHER ACTION TO RECEIVE THE OFFER PRICE OF $55.50 PER SHARE IF SHARES ARE ACCEPTED AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

IF A DISTRIBUTION DATE (AS DEFINED IN THE OFFER TO PURCHASE) OCCURS, SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE PREFERRED STOCK PURCHASE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE.

A SHAREHOLDER WHO DESIRES TO TENDER SUCH SHAREHOLDER'S SHARES OF COMMON STOCK OF WILLAMETTE (AND PREFERRED STOCK PURCHASE RIGHTS, IF APPLICABLE) AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES (AND PREFERRED STOCK PURCHASE RIGHTS, IF APPLICABLE) ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS MAY TENDER SUCH SHARES (AND PREFERRED STOCK PURCHASE RIGHTS, IF APPLICABLE) BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3 OF THE OFFER TO PURCHASE.

QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS SECOND SUPPLEMENT. ADDITIONAL COPIES OF THE OFFER TO PURCHASE, THE MAY 7, 2001 SUPPLEMENT TO THE OFFER TO PURCHASE, THIS SECOND SUPPLEMENT, THE REVISED (GREEN) LETTER OF TRANSMITTAL, THE REVISED (BLUE) NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT.

                          ---------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                 MORGAN STANLEY

JANUARY 28, 2002

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                   --------
INTRODUCTION.....................................................      1

THE OFFER........................................................      3

 1.  Amended Terms of the Offer, Expiration Date.................      3

 2.  Procedures for Accepting the Offer and Tendering Shares.....      3

 3.  Price Range of the Shares; Dividends........................      4

 4.  Background of the Offer, Contacts with Willamette...........      4

 5.  Purpose of the Offer and the Merger, Plans for Willamette;
     Certain Conditions..........................................      4

 6.  Source and Amount of Funds..................................     16

 7.  Dividends and Distributions.................................     16

 8.  Amended and Restated Conditions to the Offer................     16

 9.  Certain Legal Matters; Required Regulatory Approvals since
     May 7, 2001.................................................     18

10.  Miscellaneous...............................................     18

To: All Holders of Shares of Common Stock of Willamette

                                  INTRODUCTION

    The following information amends and supplements the Offer to Purchase dated November 29, 2000 (as amended and supplemented by the Schedule TO to which the Offer to Purchase is an exhibit, including the May 7, 2001 supplement thereto (the "First Supplement"), the "Offer to Purchase") of Company Holdings, Inc. (the "Purchaser"), a Washington corporation and a wholly owned subsidiary of Weyerhaeuser ("Weyerhaeuser" or "Parent"), a Washington corporation. Pursuant to this Second Supplement, the Purchaser is now offering to purchase (1) all outstanding shares ("Shares") of common stock, par value $0.50 per share (the "Willamette Common Stock"), of Willamette ("Willamette" or the "Company"), an Oregon corporation, and (2) unless and until validly redeemed by the Board of Directors of Willamette (the "Willamette Board"), the related rights to purchase shares of Series B Junior Participating Preferred Stock, par value $0.50 per share, of Willamette (the "Rights") issued pursuant to the Rights Agreement, dated as of February 25, 2000 (as amended from time to time the "Rights Agreement"), by and between Willamette and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the "Rights Agent"), at a price of $55.50 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, the First Supplement and this Second Supplement and in the revised Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Unless the context otherwise requires, all references to the Shares shall be deemed to include the associated Rights, and all references to the Rights shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement.

    Except as otherwise expressly set forth in this Second Supplement, all the terms and conditions previously set forth in the Offer to Purchase and the First Supplement remain applicable in all respects to the Offer, and this Second Supplement should be read in conjunction with the Offer to Purchase and the First Supplement. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Offer to Purchase.

    On January 28, 2002, Weyerhaeuser, the Purchaser and Willamette entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for, among other things: (1) the increased Offer Price; (2) the amendment of the conditions to the Offer, including the Minimum Tender Condition (defined below), as set forth in their entirety in Section 8 of this Second Supplement; and
(3) the merger (the "Merger") of the Purchaser or another subsidiary of Weyerhaeuser with and into Willamette following the purchase of Shares pursuant to the Offer. In the Merger, each Share (other than Shares held by Willamette, Weyerhaeuser or the Purchaser) will be converted into the right to receive $55.50 per Share, in cash, without interest thereon.

    THE BOARD OF DIRECTORS OF WILLAMETTE HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 28, 2002, AMONG WEYERHAEUSER, THE PURCHASER AND WILLAMETTE, WHICH PROVIDES FOR THE ACQUISITION OF WILLAMETTE BY WEYERHAEUSER, APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND SUCH OTHER TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF WILLAMETTE AND ITS SHAREHOLDERS AND RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Goldman, Sachs & Co. ("Goldman Sachs") has delivered to the Board of Directors of Willamette its opinion that, as of January 28, 2002, the consideration to be received by the holders of Shares (other than Weyerhaeuser and its affiliates) pursuant to the Offer is fair to such holders from a financial point of view.

Goldman Sachs's opinion is set forth in full as an annex to Amendment No. 83 to the Willamette Schedule 14D-9 (the "Schedule 14D-9") filed with Securities and Exchange Commission (the "SEC") . Shareholders are urged to, and should, read the Schedule 14D-9 and such opinion carefully in their entirety.

    Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1) a number of shares (the "Minimum Number of Shares") that would represent at least a majority of all outstanding Shares entitled generally to vote in the election of directors of Willamette on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than potential dilution attributable to the Rights, on the date of the purchase of Shares pursuant to the Offer (the "Minimum Tender Condition").

    Based on representations and warranties of Willamette contained in the Merger Agreement, as of January 23, 2002, there were 110,171,443 Shares issued and outstanding and there were outstanding options to purchase 3,986,801 Shares. Based on the foregoing, if the Purchaser were to purchase 57,079,123 Shares pursuant to the Offer, the Minimum Tender Condition would be satisfied. However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase.

    CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN
SECTION 8 OF THIS SECOND SUPPLEMENT. THE OFFER IS NO LONGER SUBJECT TO (1) THE RIGHTS CONDITION, (2) THE CONTROL SHARE CONDITION OR (3) THE BUSINESS COMBINATION CONDITION. THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SEC AND THE PROVISIONS OF THE MERGER AGREEMENT) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER, INCLUDING, WITHOUT LIMITATION, THE MINIMUM TENDER CONDITION. SEE
SECTION 8 OF THIS SECOND SUPPLEMENT.

    PROCEDURES FOR TENDERING ARE SET FORTH IN SECTION 3 OF THE OFFER TO PURCHASE AND SECTION 2 OF THIS SECOND SUPPLEMENT. TENDERING SHAREHOLDERS MAY USE EITHER THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY PREVIOUSLY DISTRIBUTED WITH THE OFFER TO PURCHASE OR THE FIRST SUPPLEMENT OR THE REVISED (GREEN) LETTER OF TRANSMITTAL AND THE REVISED (BLUE) NOTICE OF GUARANTEED DELIVERY DISTRIBUTED WITH THIS SECOND SUPPLEMENT.

    SHAREHOLDERS WHO HAVE ALREADY TENDERED SHARES PURSUANT TO THE OFFER USING A PREVIOUSLY DISTRIBUTED LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY AND WHO HAVE NOT WITHDRAWN SUCH SHARES NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED OFFER PRICE OF $55.50 PER SHARE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

    THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT, THIS SECOND SUPPLEMENT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

    1. AMENDED TERMS OF THE OFFER; EXPIRATION DATE.

    The discussion set forth in Section 1 of the Offer to Purchase is hereby amended and supplemented as follows:

    The price per Share to be paid pursuant to the Offer is $55.50 per Share (including the related preferred stock purchase Right), net to the seller in cash, without interest. All shareholders whose Shares are validly tendered and not withdrawn and accepted for payment pursuant to the Offer (including Shares tendered prior to the date of this Second Supplement) will receive the increased price. The Expiration Date is now set at 12:00 midnight, New York City time, on Friday, February 8, 2002, unless and until the Purchaser, in its sole discretion (but subject to the Merger Agreement), extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by the Purchaser, will expire.

    The Offer is conditioned upon satisfaction of the Minimum Tender Condition and all the other conditions set forth in Section 8 of this Second Supplement. The Purchaser reserves the right (subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement) to amend or waive any one or more of the terms and conditions of the Offer, including, without limitation, the Minimum Tender Condition. See Section 8 of this Second Supplement.

    This Second Supplement, the revised (green) Letter of Transmittal and all other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Willamette's shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    Purchaser may include a Subsequent Offering Period (as described in Section 1 of the Offer to Purchase) and expressly reserves the right to do so in its sole discretion.

    2. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    The discussion set forth in Section 3 of the Offer to Purchase is hereby amended and supplemented as follows:

    Tendering shareholders may use either the Letter of Transmittal and the Notice of Guaranteed Delivery previously distributed with the Offer to Purchase and the First Supplement or the revised (green) Letter of Transmittal and the revised (blue) Notice of Guaranteed Delivery distributed with this Second Supplement.

    Shareholders who have already tendered Shares pursuant to the Offer using a previously distributed Letter of Transmittal or Notice of Guaranteed Delivery and who have not withdrawn such Shares need not take any further action in order to receive the increased Offer Price of $55.50 per Share if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

    In the Merger Agreement, Willamette has represented and warranted, among other things, that it has taken or will take all necessary action to (1) render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (ii) ensure that (A) neither Weyerhaeuser nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Rights Agreement) by reason of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, (B) a "Distribution Date" or a "Shares Acquisition Date" (each as defined in the Rights Agreement) shall not occur by reason of the Offer, the Merger or any other transactions contemplated by the Merger Agreement and (C) the Rights shall expire immediately prior to the effective time of the Merger. Accordingly, the Rights will continue to be represented by the Share Certificates. Unless Rights Certificates are distributed to holders of Shares, a tender of Shares will also constitute a tender of the related Rights.

    3. PRICE RANGE OF THE SHARES; DIVIDENDS.

    The discussion set forth in Section 6 of the Offer to Purchase is hereby amended and supplemented as follows:

    The following table sets forth, for the periods indicated, the reported high and low sales prices for the Shares on the NYSE and the cash dividends declared per Share, as reported by Dow Jones Interactive Quotes and Market Data.

FISCAL QUARTER ENDED                                            HIGH       LOW      DIVIDEND
--------------------                                          --------   --------   --------
June 30, 2001...............................................   $50.66     $45.45      $.23
September 30, 2001..........................................    50.47      40.00       .23
December 31, 2001...........................................    52.25      44.00       .23
March 31, 2002 (through January 25, 2002)...................    55.20      43.41

    On January 25, 2002, the last full trading day prior to the announcement of the execution of the Merger Agreement, the reported 4:00 p.m. closing price of the Shares on the NYSE was $55.16. Shareholders are urged to obtain a current market quotation for the Shares.

    4. BACKGROUND OF THE OFFER; CONTACTS WITH WILLAMETTE.

    The discussion set forth in Section 10 of the Offer to Purchase is hereby amended and supplemented as follows:

    On January 19, 2002, a representative of Goldman Sachs, Willamette's financial advisor, contacted a representative of Morgan Stanley, Weyerhaeuser's financial advisor and informed Morgan Stanley that Willamette was seeking an improved offer from Weyerhaeuser for the Shares. Goldman Sachs indicated that Willamette was seeking an expeditious response regarding Weyerhaeuser's willingness to increase its offer. Following this exchange, Mr. Rogel telephoned Mr. McDougall to discuss the possibility of Weyerhaeuser increasing its offer. Over the next two days Mr. Rogel and Mr. McDougall, and representatives of Morgan Stanley and Goldman Sachs, discussed various issues. During the course of the discussions, Weyerhaeuser stated its willingness to increase the Offer Price to $55.50 per Share. Subsequently, on January 21, 2002, Mr. Rogel and
Mr. McDougall reached an agreement in principle whereby Weyerhaeuser would acquire Willamette for $55.50 per Share, subject to the approval of the Board of Directors of Weyerhaeuser and the Willamette Board and to the execution of a definitive Merger Agreement. Between January 22, 2002 and January 28, 2002, the parties and their advisors negotiated the terms of the Merger Agreement and the Merger Agreement was executed on January 28, 2002. The parties announced the execution of the Merger Agreement on January 28, 2002.

    5. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR WILLAMETTE; CERTAIN CONDITIONS.

    The discussion set forth in Section 11 of the Offer to Purchase is hereby amended and supplemented as follows:

    The purpose of the Offer is for Weyerhaeuser to acquire control of, and ultimately the entire equity interest in Willamette. In the Merger Agreement, Weyerhaeuser and Willamette have agreed to effect the Merger in accordance with the provisions of the Merger Agreement as promptly as practicable following expiration of the Offer. Set forth below is a summary of the material terms of the Merger Agreement.

THE MERGER AGREEMENT

    The following is a summary of the Merger Agreement. This summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit (a)(5)(QQQ) to the Schedule TO and incorporated herein by reference.

    THE OFFER. In the Merger Agreement, Weyerhaeuser and the Purchaser have agreed, among other things, to amend the Offer (1) to increase the Offer Price to $55.50 per Share and (2) to set February 8, 2002 as the Expiration Date of the Offer. The Merger Agreement provides that, without the consent of Willamette, the Purchaser will not:

    (1) reduce the number of Shares sought in the Offer,

    (2) reduce the Offer price to less than $55.50 per Share,

    (3) waive or change the Minimum Tender Condition,

    (4) add to or modify, in any manner adverse to the holders of Shares, the conditions set forth in Section 8 of this Second Supplement or any term of the Offer set forth in the Merger Agreement,

    (5) except as provided in the next sentence, extend the Offer, or

    (6) change the form of consideration payable in the Offer (other than by adding consideration).

    Notwithstanding the foregoing, the Purchaser (a) shall extend the Offer if, at the scheduled expiration date of the Offer, any of the conditions set forth in Section 8 of this Second Supplement (other than the Minimum Tender Condition or condition (c), (d) or (g) set forth in Section 8 of this Second Supplement) to the Purchaser's obligation to purchase the Shares are not satisfied or waived, until such time as such conditions are satisfied or waived but in no event later than March 29, 2002 and (b) may, without the consent of Willamette, extend the Offer (x) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or (y) if at the scheduled expiration date of the Offer any of the Minimum Condition (as defined in the Merger Agreement) or conditions (c), (d) or
(g) set forth in Section 8 of this Second Supplement to the Purchaser's obligation to purchase Shares are not satisfied until such time as such conditions are satisfied or waived. Additionally, if at the Expiration Date, all of the conditions to the Offer have been satisfied or waived but the Shares tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the outstanding Shares, the Purchaser may (but is not obligated to) provide for a "subsequent offering period" (as provided in Rule 14d-11 under the Securities and Exchange Act of 1934 (the "Exchange Act")) for up to 20 business days after the Purchaser's acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer. Pursuant to the Merger Agreement, Weyerhaeuser is obligated to cause the Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn as soon as practicable after the Expiration Date of the Offer or, in the case of Shares tendered during any subsequent offering period, as soon as practicable following the valid tender thereof.

    SHAREHOLDER MAILINGS. The Merger Agreement provides that, in connection with the Offer, Willamette will cause its transfer agent to furnish the Purchaser promptly with mailing labels containing the names and addresses of the record holders of the Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in Willamette's possession or control regarding the beneficial owners of Shares, and will furnish to the Purchaser such information and assistance, including updated lists of shareholders, security position listings and computer files, as Weyerhaeuser may reasonably request in communicating the Offer to Willamette's shareholders.

    THE MERGER. On the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Oregon Revised Statutes (the "ORS") and the Revised Code of Washington (the

"RCW"), the Purchaser will be merged with and into Willamette at the Effective Time (as defined below). At the Effective Time, the separate corporate existence of the Purchaser will cease and Willamette will continue as the surviving corporation (the "Surviving Corporation").

    EFFECTIVE TIME OF THE MERGER. The Merger Agreement provides that, subject to the terms and conditions set forth therein, Weyerhaeuser, the Purchaser and Willamette will file with the Secretary of State of the State of Oregon and the Secretary of State of the State of Washington, articles of merger or other appropriate documents (the "Articles of Merger") executed in accordance with the relevant provisions of the ORS and the RCW and will make all other filings or recordings required under the ORS and the RCW. The Merger will become effective at such time as the applicable Articles of Merger are duly filed with the Secretary of State of the State of Oregon and the Secretary of State of the State of Washington, or at such other time as Weyerhaeuser and Willamette may specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

    ARTICLES OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS. The Merger Agreement provides that:

    - The Articles of Incorporation of Willamette at the Effective Time and the By-laws of Willamette in effect immediately prior to the Effective Time will be the Articles of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    - The directors of the Purchaser and the officers of Willamette, in each case, immediately prior to the Effective Time will be the respective directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    CONVERSION OF SHARES. The Merger Agreement provides that each Share issued and outstanding immediately prior to the Effective Time, other than Shares owned by Willamette, Weyerhaeuser or the Purchaser, will be converted pursuant to the Merger into the right to receive, upon the surrender of the certificate formerly representing such Share, $55.50 in cash without interest thereon (the "Merger Consideration"). The Merger Agreement further provides that at the Effective Time, (1) all Shares owned by Willamette, Weyerhaeuser or the Purchaser will be canceled and will cease to exist and (2) each issued and outstanding share of capital stock of the Purchaser will be converted into and become one fully paid and nonassessable share of common stock, par value $0.50 per share, of the Surviving Corporation.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties by Willamette, Weyerhaeuser and the Purchaser. Willamette made representations and warranties as to:

    - corporate organization;

    - Willamette subsidiaries and equity interests;

    - capitalization;

    - authorization to enter into the Merger Agreement and consummate the Offer, the Merger and the related transactions and approval of the Offer, the Merger and the related transactions;

    - absence of conflicts and required filings and consents;

    - filings and reports with the SEC;

    - no undisclosed liabilities;

    - information supplied by Willamette;

    - absence of material adverse effect and other changes and events;

    - tax matters;

    - employee benefit matters;

    - litigation;

    - compliance with applicable laws;

    - payments required to be made to brokers and agents on account of the Offer and the Merger;

    - opinion of financial advisor;

    - labor matters;

    - contract matters;

    - intellectual property matters;

    - charitable contributions; and

    - termination of discussions with Georgia-Pacific Corp.

    Weyerhaeuser and the Purchaser jointly and severally made representations and warranties as to:

    - corporate organization;

    - the Purchaser;

    - authorization to enter into the Merger Agreement and consummate the Offer, the Merger and the related transactions and approval thereof;

    - absence of conflicts and required filings and consents;

    - information supplied by Weyerhaeuser and the Purchaser;

    - payments required to be made to brokers and agents on account of the Offer and the Merger;

    - availability of funds; and

    - ownership of Shares.

    COVENANTS. The Merger Agreement contains covenants by Willamette that it and each of its subsidiaries will conduct its operations in accordance with its ordinary course of business, consistent with past practice and, subject to specified exceptions, will not, and will not cause or permit any of its subsidiaries to:

    - declare or pay any dividend or distribution with respect to its capital stock; split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or purchase, redeem or otherwise acquire any securities of Willamette or of its subsidiaries or any rights, warrants or options to acquire any such securities;

    - issue, deliver, sell or grant (1) any shares of its capital stock,
      (2) any voting debt or other voting securities, (3) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such securities or (4) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, or any similar stock, rights or units, other than the issuance of Shares (and associated Rights) upon the exercise of Willamette employee stock options outstanding on the date of the Merger Agreement and in accordance with their present terms;

    - amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

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    - enter into any discussions, negotiations or agreements with respect to a transaction with Georgia-Pacific Corp. or acquire or agree to acquire
      (1) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or division thereof or (2) any assets that are material, individually or in the aggregate, to Willamette and its subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

    - grant to any officer or director of Willamette or any of its subsidiaries any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in documents previously filed by Willamette with the SEC;

    - grant to any employee, officer or director of Willamette or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in documents previously filed by Willamette with the SEC;

    - enter into, amend or terminate any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director;

    - establish, adopt, enter into or amend in any material respect any collective bargaining agreement or other union agreement or Willamette employee benefit plan, except as required by applicable Law;

    - take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Willamette employee benefit plan;

    - make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Willamette, except insofar as may have been required by a change in generally accepted accounting principles;

    - sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets that are material, individually or in the aggregate, to Willamette and its subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

    - incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Willamette or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

    - make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Willamette or any direct or indirect wholly owned subsidiary of Willamette;

    - make or agree to make any new capital expenditures that in the aggregate are in excess of $5.0 million over the amount budgeted for capital expenditures on the date of the Merger Agreement, other than as required by law;

    - make any material tax election or settle or compromise any material tax liability or refund other than in the ordinary course of business consistent with past practices;

    - pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of

                                       8
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      liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Willamette included in documents previously filed by Willamette with the SEC or incurred in the ordinary course of business consistent with past practice;

    - cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

    - waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Willamette or any of its subsidiaries is a party;

    - other than in the ordinary course of business consistent with past practice, enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments; or

    - authorize any of, or commit or agree to take any of, the foregoing actions.

    REASONABLE BEST EFFORTS. The Merger Agreement provides that, subject to the terms and conditions thereof, each of the parties will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the related transactions, including:

    - the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

    - the obtaining of all necessary consents, approvals or waivers from third parties;

    - the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated therein, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

    - the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

    The Merger Agreement provides that, in connection with and without limiting the foregoing, Willamette and the Willamette Board will (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any transaction contemplated by the Merger Agreement or the Merger Agreement and (2) if any state takeover statute or similar statute or regulation becomes applicable to any transaction contemplated by the Merger Agreement or the Merger Agreement, take all action necessary to ensure that the Offer, the Merger and the related transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement.

    The Merger Agreement also contains covenants by Willamette and Weyerhaeuser, including the following mutual covenants:

    - to give prompt notice of (1) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or, with respect to certain representations and warranties, in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement;

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    - to consult with one another before issuing any press release or otherwise making any public announcements with respect to the transactions contemplated by the Merger Agreement;

    - that all fees and expenses incurred in connection with the Merger and the other related transactions will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; and

    - Willamette will give Weyerhaeuser the opportunity to participate in the defense or settlement of any shareholder litigation against Willamette or its directors or officers relating to any of the transactions contemplated by the Merger Agreement.

    ACTIONS OF WILLAMETTE BOARD; WILLAMETTE TAKEOVER PROPOSALS. The Merger Agreement provides that, subject to Willamette's right to terminate the Merger Agreement pursuant to the last item in the list set forth under "Termination Events," neither the Willamette Board nor any committee thereof shall:

    - approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal (as defined below);

    - approve or recommend, or propose to approve or recommend, any Company Takeover Proposal;

    - take any action that would result in the holders of the Shares no longer being legally capable under the ORS of validly approving the Merger or the Merger Agreement; or

    - adopt any amendment to its charter or its by-laws or any resolution or take any other action that would have the effect of rescinding the actions taken to render (1) Sections 60.801 to 60.816 of the ORS and
      (2) Article VI of the Willamette charter inapplicable (A) to Weyerhaeuser and the Purchaser and (B) to the Offer, the Merger and the related transactions or (3) Sections 60.825 to 60.845 of the ORS inapplicable to the Offer, the Merger and the related transactions.

    The Merger Agreement also provides that Willamette promptly will advise Weyerhaeuser of any Company Takeover Proposal and the identity of the person making any such Company Takeover Proposal. Willamette will keep Weyerhaeuser fully informed of the status, including any change to the material terms of, any such Company Takeover Proposal. For purposes of the Merger Agreement, "Company Takeover Proposal" means (1) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving Willamette, (2) any proposal for the issuance by Willamette of over 10% of its equity securities as consideration for the assets or securities of another person or (3) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of Willamette, in each case other than the Offer, the Merger and the related transactions.

    DIRECTORS AND OFFICERS INDEMNIFICATION AND INSURANCE. The Merger Agreement requires that Weyerhaeuser, to the fullest extent permitted by applicable law, cause the Surviving Corporation to honor all Willamette's obligations to indemnify the present or former directors or officers of Willamette and its subsidiaries for acts or omissions by such directors and officers occurring at or prior to the Effective Time to the extent that such obligations of Willamette exist on the date of the Merger Agreement, whether pursuant to Willamette's charter or by-laws, individual indemnity agreements or otherwise, and these obligations will survive the Merger and will continue in full force and effect in accordance with the terms of Willamette's charter and by-laws and such individual indemnity agreements from the Effective Time. In addition, the charter and by-laws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees than are presently set forth in the Willamette charter or by-laws. The Merger Agreement also provides that for a period of six years after the Effective Time, Weyerhaeuser will cause to be maintained in effect, at no expense to the beneficiaries, the current policies of directors' and officers' liability insurance currently maintained by Willamette with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the Effective Time.

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
Moreover, for a period of six years following the Effective Time, Weyerhaeuser will, or will cause the Surviving Corporation to, indemnify the present directors and officers of Willamette and any persons who were directors or officers of Willamette at any time between November 29, 2000 and the Effective Time (an "Indemnified Party") with respect to matters relating to the Merger Agreement.

    The Merger Agreement requires that an Indemnified Party give Weyerhaeuser and the Surviving Corporation written notice of any third party claim which may give rise to any indemnity obligation under the Merger Agreement and, subject to specified limitations, Weyerhaeuser and the Surviving Corporation will have the right to assume the defense of any such claim through counsel of their own choosing. If Weyerhaeuser and the Surviving Corporation do not assume any such defense, they will be liable for all reasonable costs and expenses of defending such claim incurred by the Indemnified Party. The Merger Agreement also provides that indemnification is intended to be for the benefit of, and is enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. In the event that the Surviving Corporation or Weyerhaeuser or any of their respective successors or assigns (1) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (2) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or Weyerhaeuser, as the case may be, will succeed to the indemnity obligations set forth in the Merger Agreement.

    PREPARATION OF THE PROXY STATEMENT; SHAREHOLDERS MEETING. The Merger Agreement provides that if the approval of the Merger Agreement by Willamette's shareholders is required, as soon as reasonably practicable following the expiration of the Offer, Willamette and Weyerhaeuser will, at Weyerhaeuser's request, prepare and file with the SEC a proxy statement and related materials (the "Proxy Statement") in preliminary form, and each of Willamette and Weyerhaeuser will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto. Willamette will notify Weyerhaeuser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Weyerhaeuser with copies of all correspondence between Willamette or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to approval of the Merger Agreement by the Willamette shareholders there occurs any event that should be set forth in an amendment or supplement to the Proxy Statement, Willamette will as promptly as reasonably practicable prepare and mail to its shareholders such an amendment or supplement. Willamette will not mail any Proxy Statement, or any amendment or supplement thereto, to which Weyerhaeuser reasonably objects. Subject to the foregoing, the Merger Agreement requires Willamette to use its reasonable best efforts to cause the Proxy Statement to be mailed to Willamette's shareholders as promptly as reasonably practicable after filing with the SEC.

    If the approval of the Merger Agreement by Willamette's shareholders is required, at Weyerhaeuser's request, as soon as reasonably practicable following the expiration of the Offer, the Merger Agreement requires Willamette to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of seeking approval of the Merger Agreement by the Willamette shareholders. Notwithstanding the foregoing, if the Purchaser or any other subsidiary of Weyerhaeuser acquires at least 90% of the outstanding Shares pursuant to the Offer, the parties will, at the request of Weyerhaeuser, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the expiration of the Offer without a shareholders meeting in accordance with Section 60.491 of the ORS. Weyerhaeuser will cause all Shares purchased pursuant to the Offer and all other Shares owned by Weyerhaeuser, the Purchaser or any other subsidiary of Weyerhaeuser to be voted in favor of the Merger Agreement and the transactions contemplated hereby.

    WILLAMETTE EMPLOYEE STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Willamette Board will, or will cause the relevant committee administering the Willamette employee stock option plans to, adopt such

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resolutions or take such other actions as may be required to adjust the terms of all outstanding Willamette non-tandem stock appreciation rights as necessary to provide that, as of the Effective Time, each Willamette non-tandem stock appreciation right which is then outstanding will be cancelled at such time with the holder thereof becoming entitled to receive an amount of cash equal to the excess, if any, of (1) the Offer Price over (2) the strike price.

    The Merger Agreement provides that, as soon as practicable following the date of the Merger Agreement, the Willamette Board will, or will cause the relevant committee administering the Willamette employee stock option plans to, adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding Willamette employee stock options, whether vested or unvested, as necessary to provide that:

        (1) each such option (and any Willamette stock appreciation right related thereto) outstanding immediately prior to acceptance for payment of Shares pursuant to the Offer may be surrendered at that time, with the holder thereof becoming entitled to receive a cash payment from Willamette one business day after the purchase of Shares pursuant to the Offer of an amount equal to (i) the excess, if any, of (x) the Offer Price over (y) the exercise price per Share subject to such option, multiplied by (ii) the number of Shares for which such option has not theretofore been exercised; and each such option (and each Willamette stock appreciation right related thereto) not surrendered for cash immediately prior to the acceptance for payment of shares pursuant to the Offer will be treated as follows: each Willamette stock appreciation right will be terminated at the Effective Time and each option will be amended and converted at the Effective Time into a vested option to acquire, on the same terms and conditions as are applicable under Weyerhaeuser's employee stock option plan, the number of shares of common stock of Weyerhaeuser, par value $1.25 per share ("Weyerhaeuser Common Stock"), equal to the product (rounded down to the nearest whole share) obtained by multiplying (A) the number of Shares the holder of such option would have been entitled to receive had such holder exercised such option in full immediately prior to the Effective Time and (B) the quotient (rounded to the nearest one-thousandth) obtained by dividing the Offer Price by the average (rounded to the nearest one-thousandth) of the 4:00 p.m. closing prices per share of Weyerhaeuser Common Stock on the NYSE composite tape over the 20 consecutive trading days immediately preceding the date of the Effective Time as reported in the Wall Street Journal, New York City edition (such quotient, the "Conversion Ratio"), at an exercise price per share of Weyerhaeuser Common Stock (rounded up to the nearest cent) equal to
    (x) the exercise price per share set forth in such option divided by
    (y) the Conversion Ratio (each, as so adjusted, an "Adjusted Option"); PROVIDED, HOWEVER, that any such option which is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue
    Code), and which may not be adjusted in the foregoing manner and remain an incentive stock option, will be adjusted in accordance with the requirements of Section 424 of the Internal Revenue Code (in a manner which most closely produces the economic results obtained with respect to other Adjusted Options); and

        (2) ensure that a holder of an Adjusted Option may only exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Weyerhaeuser, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Willamette employee stock option plan.

    The Merger Agreement provides that, as soon as practicable after the Effective Time, Weyerhaeuser will deliver to the holders of Adjusted Options appropriate notices setting forth such holders' rights and specifying that such Adjusted Options will be assumed by Weyerhaeuser and will thereafter have terms and conditions consistent in all material respects with options granted under Weyerhaeuser's existing employee stock option plan (subject to the adjustments described above). The Merger Agreement requires that, prior to the Effective Time, Weyerhaeuser will take all actions as may be reasonably required to cause the acquisition of equity securities of Weyerhaeuser, pursuant to the option and stock appreciation right provisions described above, by any person who is or will become a director or officer of Weyerhaeuser to

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be eligible for exemption under Rule 16b-3(d) of the SEC. The Merger Agreement requires Weyerhaeuser to file, no later than 30 business days after the closing date of the Merger, a registration statement on Form S-8 covering the shares of Weyerhaeuser Common Stock issuable pursuant to outstanding Adjusted Options, provided that such options qualify for registration on such Form S-8. The Merger Agreement requires Willamette to cause to be delivered to Weyerhaeuser prior to the closing all relevant information relating to the outstanding employee stock options and Adjusted Options, and, in the event such delivery is delayed, Weyerhaeuser's obligation to file the registration statement on Form S-8 will be commensurately delayed.

    EMPLOYEE BENEFIT MATTERS. In the Merger Agreement, Weyerhaeuser has agreed, for a period of one year following the closing of the Merger to (1) provide each employee of Willamette whose terms of employment are not subject to a collective bargaining agreement (the "Affected Employees") immediately prior to the Effective Time an annual salary or hourly wage rate, as applicable, that is no less than the annual salary or hourly wage rate payable to such Affected Employees by Willamette immediately prior to the Effective Time and (2) provide Affected Employees with employee benefits and coverage and other fringe benefits that are no less favorable than the employee benefits and coverage and fringe benefits provided to similarly situated employees of Weyerhaeuser.

    The Merger Agreement also provides that, at the Effective Time, Weyerhaeuser will, or will cause the Surviving Corporation to, maintain Willamette's Retention Plans (as defined in the Merger Agreement) in accordance with their terms for a period of not less than 24 months following a Change in Control (as defined in the Retention Plans). The Merger Agreement requires that Weyerhaeuser assume all liabilities and honor all obligations of the Retention Plans. Weyerhaeuser is not permitted at any time to amend any provision of the Retention Plans or terminate the Retention Plans. Moreover, pursuant to the Merger Agreement, Weyerhaeuser agrees that the consummation of the Merger, the Offer and the related transactions constitute a "Change in Control" for all purposes under each applicable Company Benefit Plan (as defined in the Merger Agreement), including, without limitation, any change in control agreement between Willamette and any current or former employee, officer, director or independent contractor of Willamette. Weyerhaeuser agrees to honor all terms and obligations of each such Company Benefit Plan, related trust or any other severance or employment agreement set forth in the Company Disclosure Letter (as defined in the Merger Agreement). It is also generally the intention of Weyerhaeuser to treat an Affected Employee who is terminated by Weyerhaeuser or the Surviving Corporation as a result of the integration of the businesses of Weyerhaeuser and Willamette as having incurred a "position elimination" for purposes of his or her Adjusted Options (as defined in the Merger Agreement). With respect to Adjusted Options, Weyerhaeuser acknowledges that: (1) any Affected Employee whose employment is terminated after the Closing by Weyerhaeuser or the Surviving Corporation, other than for "Cause" (as defined in Willamette's Broad-Based Retention Benefits Plan for Salaried Employees), within one year following the Effective Time will be treated as having experienced a "position elimination"; (2) any Affected Employee who terminates employment for "Good Reason" (within the meaning of Willamette's Broad-Based Retention Benefits Plan for Salaried Employees, including paragraph 2.7(e), but excluding paragraph 2.7(d) thereof, or, in the case of an Affected Employee listed in
Section 3.11(a)(2) or (a)(5) of the Company Disclosure Letter, such Affected Employee's individual change-in-control agreement), within one year following the Effective Time will be treated as having experienced a "position elimination"; and (3) any Affected Employee whose employment terminates following the Effective Time and after having reached (A) age 55 shall be treated as having terminated employment coincident with "Early Retirement" and
(B) age 65 shall be treated as having terminated employment coincident with "Retirement." The foregoing sentence shall not limit the ability of any Affected Employee to otherwise assert "position elimination." The Merger Agreement provides that such treatment of Adjusted Options will in no way affect an Affected Employee's rights under any other plans, agreements or arrangements.

    The Merger Agreement requires that Weyerhaeuser, or the Surviving Corporation, recognize each Affected Employee's service with Willamette for vesting and eligibility to participate purposes only under

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each employee benefit plan or arrangement maintained by Weyerhaeuser or the
Surviving Corporation in which such Affected Employee is or becomes eligible to participate, but only to the extent that such service was recognized for such purposes under the corresponding Company Benefit Plan; PROVIDED, HOWEVER, that any defined benefit plan benefit that any Affected Employee is, or otherwise becomes, entitled to under any qualified or nonqualified defined benefit pension plan maintained by Weyerhaeuser or the Surviving Corporation is computed under such Weyerhaeuser plan using all of such Affected Employee's years of service with Willamette, the Surviving Corporation, Weyerhaeuser and their respective affiliates and predecessors, but is offset, if applicable, by the Company Benefit Plan defined benefit payable to such Affected Employee, so that no duplication of such benefit results. To the extent that Affected Employees become eligible to participate in new plans after the Effective Time, Weyerhaeuser will, or will cause the Surviving Corporation to, (1) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plan in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (2) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Effective Time.

    DESIGNATION OF DIRECTORS. The Merger Agreement provides that, promptly upon the acceptance for payment by the Purchaser of, and the payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser will be entitled, upon written request to Willamette, to designate the number of directors, rounded up to the next whole number, on the Willamette Board such that the percentage of its designees on the Willamette Board will equal the percentage of the outstanding Shares owned by Weyerhaeuser and its subsidiaries. Willamette is obligated upon such request promptly to use its reasonable efforts to cause the Purchaser's designees to be so elected.

    RIGHTS AGREEMENT. The Merger Agreement requires the Willamette Board to take all action reasonably requested in writing by Weyerhaeuser in order to render the Rights inapplicable to the Offer, the Merger and the related transactions.

    CHARITABLE GIVING. The Merger Agreement provides that for each of the years in the five-year period ending December 31, 2006, Weyerhaeuser shall to make, or cause to be made through one or more foundations, annual aggregate monetary contributions to the Oregon Charities (as defined in the Merger Agreement) in an amount that is no less than $1.0 million per year.

    ACCESS TO INFORMATION. The Merger Agreement provides that, subject to applicable Law, upon reasonable prior notice, Willamette will, and will cause each of its subsidiaries to, afford to Weyerhaeuser and to Weyerhaeuser's employees and representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records. The Merger Agreement also provides that during such period, Willamette will, and will cause each of its subsidiaries to, furnish promptly to Weyerhaeuser (1) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(2) all other information concerning its business, properties and personnel as Weyerhaeuser may reasonably request.

    CONDITIONS OF THE MERGER. Under the Merger Agreement, the respective obligations of each party to consummate the Merger are subject to the satisfaction of the conditions that (1) if required by law, the Merger Agreement has been adopted by the requisite vote of Willamette's shareholders, (2) any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of Merger, will have been obtained or made, (3) no party to the Merger Agreement will be subject to any order or injunction of a court of competent jurisdiction which prohibits the Merger and

(4) Weyerhaeuser, the Purchaser or their affiliates shall have purchased, or caused to be purchased, Shares pursuant to the Offer.

    TERMINATION EVENTS. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval thereof by the Willamette shareholders):

    - by mutual written consent of Weyerhaeuser, the Purchaser and Willamette;

    - by either Weyerhaeuser or Willamette unless Shares have been purchased pursuant to the Offer, if the Merger is not consummated on or before April 30, 2002, unless the failure to consummate the Merger is the result of a material breach of the Merger Agreement by the party seeking to terminate;

    - by either Weyerhaeuser or Willamette if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

    - by either Weyerhaeuser or Willamette if the Offer has expired or has been terminated in accordance with the terms set forth in the Merger Agreement without Shares having been purchased pursuant to the Offer; PROVIDED, HOWEVER, that the terminating party is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement;

    - by Weyerhaeuser prior to the acceptance of Shares for payment pursuant to the Offer, if Willamette breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 8 of this Second Supplement, and (2) cannot be or has not been cured within 30 days after the giving of written notice to Willamette of such breach (provided that Weyerhaeuser is not then in material breach of any representation, warranty or covenant contained in this Agreement);

    - by Weyerhaeuser if the Willamette Board or any committee thereof withdraws or proposes to withdraw the Willamette Recommendation (as defined in the Merger Agreement) or its approval or recommendation of the Merger Agreement or the Merger (it being understood and agreed that a communication by the Willamette Board to the shareholders of Willamette pursuant to Rule 14d-9(f)(3) of the Exchange Act (or any similar communication to the shareholders of Willamette in connection with the commencement of a tender offer or exchange offer) shall not be deemed to constitute a withdrawal of the Willamette Recommendation or its recommendation of the Merger Agreement or the Merger) or approves or recommends, or proposes to approve or recommend, any Company Takeover Proposal;

    - by Willamette prior to the acceptance of Shares for payment pursuant to the Offer, if Weyerhaeuser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Weyerhaeuser of such breach (provided that Willamette is not then in material breach of any representation, warranty or covenant in the Merger Agreement); or

    - by Willamette prior to the acceptance of Shares for payment pursuant to the Offer if (1) the Willamette Board has received a Company Takeover Proposal that is a Superior Company Proposal (defined below),
      (2) Willamette has notified Weyerhaeuser in writing of its determination that such Company Takeover Proposal is a Superior Company Proposal,
      (3) at least three business days following receipt by Weyerhaeuser of the notice referred to immediately above, and taking into account any revised proposal made by Weyerhaeuser since receipt of such notice, such Superior Company Proposal remains a Superior Company Proposal, (4) Willamette is in compliance with the provisions of the Merger Agreement described under the caption "Actions of Willamette Board; Willamette Takeover Proposals" above and (5) the Board of Directors of Willamette concurrently approves, and Willamette concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

    For purposes of the Merger Agreement, "Superior Company Proposal" means any proposal made by a third party to merge with, combine or acquire substantially all the equity securities or assets of Willamette, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, (1) on terms which the Willamette Board determines in good faith, after consultation with Willamette's independent financial advisor and outside counsel, to provide greater financial value to the holders of Shares than the Offer, the Merger and the related transactions, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Weyerhaeuser to amend the terms of the Offer, the Merger and the related transactions), and (2) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

    AMENDMENTS. The Merger Agreement may be amended by the parties at any time before or after receipt of the approval of the Merger Agreement by the Willamette shareholders; PROVIDED, HOWEVER, that after receipt of such shareholder approval, there shall be made no amendment that by law requires further approval by the shareholders of Willamette without the further approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    RIGHTS AGREEMENT AMENDMENT. On January 28, 2002, the Willamette Board adopted an amendment to the Rights Agreement in order to render the Rights inapplicable to the execution of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the consummation of the Offer.

    6.  SOURCE AND AMOUNT OF FUNDS

    The discussion set forth in Section 12 of the Offer to Purchase is hereby amended and supplemented as follows:

    Assuming all the outstanding Shares are tendered into the Offer, the Purchaser estimates that the total amount of funds now required to acquire the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $6.5 billion. The Purchaser expects to obtain the funds required to consummate the Offer through capital contributions or advances made by Weyerhaeuser.

    THE OFFER IS NOT CONDITIONED ON EITHER WEYERHAEUSER OR THE PURCHASER OBTAINING FINANCING.

    7.  DIVIDENDS AND DISTRIBUTIONS.

    The discussion set forth in Section 13 of the Offer to Purchase is hereby amended and supplemented as follows:

    In the Merger Agreement, Willamette has agreed that neither Willamette nor any of its subsidiaries will declare or pay any dividend or distribution with respect to its capital stock after January 28, 2002, other than dividends by a direct or indirect wholly owned subsidiary of Willamette to its parent.

    8.  AMENDED AND RESTATED CONDITIONS TO THE OFFER.

    The discussion set forth in Section 14 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

    Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless the Minimum Tender Condition shall have been met. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of Willamette or if, at the time of the acceptance of such Shares for payment or the payment therefore, any of the following conditions exists:

        (a) there shall be pending any suit, action or proceeding by any governmental entity that has a reasonable likelihood of success,
    (1) challenging the acquisition by Weyerhaeuser or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any related transaction or seeking to obtain from Willamette, Weyerhaeuser or the Purchaser any damages that are material in relation to Willamette and its subsidiaries taken as whole, (2) seeking to prohibit or limit the ownership or operation by Willamette, Weyerhaeuser or any of their respective subsidiaries of any material portion of the business or assets of Willamette and its subsidiaries taken as a whole or Weyerhaeuser and its subsidiaries taken as a whole, or to compel Willamette, Weyerhaeuser or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Willamette and its subsidiaries taken as a whole or Weyerhaeuser and its subsidiaries taken as a whole as a result of the Offer, the Merger or any related transaction,
    (3) seeking to impose limitations on the ability of Weyerhaeuser or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the shareholders of Willamette or (4) seeking to prohibit Weyerhaeuser or any of its subsidiaries from effectively controlling in any material respect the business or operations of Willamette and its subsidiaries;

        (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (1) Weyerhaeuser, Willamette or any of their respective subsidiaries or (2) the Offer, the Merger or any related transaction, by any governmental entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

        (c) except as disclosed in the Filed Company SEC Documents (as defined in the Merger Agreement) or the Company Disclosure Letter (as defined in the Merger Agreement), since the date of the most recent audited financial statements included in the Filed Company SEC Documents, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect (as defined in the Merger Agreement) other than any event, change, effect or development to the extent resulting from the announcement of the Merger Agreement and compliance by Willamette with the covenants set forth therein;

        (d) the Willamette Board or any committee thereof shall have withdrawn or proposed to withdraw its approval or recommendation of the Merger Agreement or the Merger or approved or recommended, or proposed to approve or recommend, any Company Takeover Proposal;

        (e) any representation and warranty of Willamette in the Merger Agreement that is qualified as to materiality shall not be true and correct or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date);

        (f) Willamette shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Willamette to be performed or complied with by it under the Merger Agreement; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of the Purchaser or Weyerhaeuser, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Weyerhaeuser or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of the Purchaser and Weyerhaeuser and may be asserted by the Purchaser or Weyerhaeuser regardless of the circumstances giving rise to such condition or may (subject to Section 1.01 of the Merger Agreement) be waived by the Purchaser and Weyerhaeuser in whole or in part at any time and from time to time in their sole discretion. The failure by Weyerhaeuser, the Purchaser or any other affiliate of Weyerhaeuser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    The Purchaser reserves the absolute right, in its sole discretion, to assert or waive any condition at any time and from time to time, subject to the rules of the SEC and to the Merger Agreement.

    9.  CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS SINCE MAY 7, 2001.

    The discussion set forth in Section 15 of the Offer to Purchase is hereby amended and supplemented as follows:

    ANTITRUST. On December 14, 2000, Weyerhaeuser received early termination of the waiting period under the HSR Act from the FTC. As a result, the condition of the Offer relating to the expiration and termination of all waiting periods imposed by the HSR Act was satisfied. HSR clearance expires one year after the grant of early termination or expiration of the waiting period. Accordingly, on November 16, 2001, Weyerhaeuser filed a Notification and Report Form with the FTC and the Antitrust Division of the U.S. Department of Justice with respect to the Offer and the Merger. On November 29, 2001, Weyerhaeuser was advised by the FTC that early termination had been granted for the waiting period under the HSR Act with respect to the Offer and the Merger.

    10.  MISCELLANEOUS.

    Weyerhaeuser and the Purchaser have filed with the SEC amendments to the Tender Offer Statement on Schedule TO furnishing additional information with respect to the Offer, and may file further amendments thereto. The Schedule TO and any and all amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in the same manner as described in Section 8 of the Offer to Purchase with respect to information concerning Willamette.

    Except as modified by the First Supplement, this Second Supplement and any amendments to the Schedule TO, the terms and conditions set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Second Supplement should be read in conjunction with the Offer to Purchase, the First Supplement and the revised (green) Letter of Transmittal.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF WEYERHAEUSER OR THE PURCHASER NOT CONTAINED HEREIN, IN THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT OR IN THE REVISED LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Company Holdings, Inc.

    January 28, 2002

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of Willamette or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK


          BY MAIL:                            BY HAND:                     BY OVERNIGHT DELIVERY:
          EquiServe                           EquiServe                           EquiServe
Corporate Actions Department         c/o Securities Transfer and        Corporate Actions Department
       P.O. Box 842010                Reporting Services, Inc.               40 Campanelli Drive
    Boston, MA 02284-2010        Attn: Corporate Actions Department          Braintree, MA 02184
                                    100 William Street, Galleria
                                         New York, NY 10038

                           BY FACSIMILE TRANSMISSION:
                        (For Eligible Institutions Only)
                               (781) 575-4826 OR
                                 (781) 575-4827

              CONFIRMATION RECEIPT OF FACSIMILE BY TELEPHONE ONLY:
                                 (781) 575-4816

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase, the First Supplement, this Second Supplement, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                All Others Please Call Toll-free: (877) 750-5838

                      THE DEALER MANAGER FOR THE OFFER IS:

                                 MORGAN STANLEY

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-6945